Exhibit 99.2

JDSU RENAMED VIAVI AFTER COMPLETING SPINOFF OF LUMENTUM

•                  JDSU’s Network Enablement (“NE”), Service Enablement (“SE”) and Optical Security and Performance Products (“OSP”) businesses renamed Viavi Solutions and will commence trading on NASDAQ Stock Market under ticker symbol VIAV on August 4, 2015

Milpitas, Calif., August 3, 2015 — Viavi Solutions Inc. (“Viavi”), formerly JDSU, announced the completion of the spinoff of its Communications and Commercial Optical Product business segment (“CCOP”) on August 1, 2015. With the spinoff complete, JDSU’s Network Enablement (“NE”), Service Enablement (“SE”) and Optical Security and Performance Products (“OSP”) businesses were renamed Viavi. Viavi will commence “regular-way” trading on the NASDAQ Stock Market on August 4, 2015 under the ticker symbol VIAV. The JDSU ticker symbol will be retired from trading at the close of market today, August 3, 2015.

“This is an important milestone as we mark the successful completion of the spinoff,” said Tom Waechter, Viavi’s president and chief executive officer. “Viavi is poised to capture the opportunities created by the industry’s transition to new network architectures and the need for increased network and application visibility. We believe that the spinoff will improve Viavi’s agility and increase focus, allowing us to accelerate our progress and deliver for our customers and shareholders.”

About Viavi Solutions

Viavi (NASDAQ: VIAV) software and hardware platforms and instruments deliver end-to-end visibility across physical, virtual and hybrid networks. Precise intelligence and actionable insight from across the network ecosystem optimizes the service experience for increased customer loyalty, greater profitability and quicker transitions to next-generation technologies. Viavi is also a leader in anti-counterfeiting solutions for currency authentication and high-value optical components and instruments for diverse government and commercial applications.  Learn more at www.viavisolutions.com and follow us on Viavi Perspectives, LinkedIn, Twitter, YouTube and Facebook.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include any expectations about potential market opportunities and Viavi’s ability to capitalize on these opportunities. These forward-looking statements involve risks and uncertainties that could cause actual events and terms to differ materially from those set forth herein.  For more information on the risks related to the operation of Company’s existing business segments, please refer to the “Risk Factors” section included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 28, 2014 and the Company’s Quarterly Report on Form 10-Q for the fiscal third quarter ended March 28, 2015 filed with the Securities and Exchange Commission.  The forward-looking statements contained in this press release are made as of the date thereof and the Company assumes no obligation to update such statements.

Contacts

Investors: Bill Ong, 408-404-4512; bill.ong@viavisolutions.com

Press: Noel Bilodeau, 408-404-9014; noel.bilodeau@viavisolutions.com